CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012	3,662,771	$10	$36,627,710	$4,197.54

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-4 of this term sheet and beginning on page S-9 of product supplement Coupon-Bearing Notes-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$36,627,710.00
Underwriting discount	$0.175	$640,984.92
Proceeds, before expenses, to Bank of America Corporation	$9.825	$35,986,725.08

(1)	Plus accrued interest from the settlement date, if settlement occurs after that date.

Merrill Lynch & Co.

November 22, 2011

3,662,771 Units

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company,

due December 6, 2012

$10 principal offering amount per unit

Term Sheet No. 793

Pricing Date November 22, 2011

Settlement Date November 30, 2011

Maturity Date December 6, 2012

CUSIP No. 06051P158

Coupon-Bearing Notes

The notes have a maturity of approximately one year and one week

Interest payable quarterly at the rate of 11.00% per year

1-for-1 downside exposure to any decrease in the price of the common stock of Deere & Company (the “Underlying Stock”) below a Threshold Value, with up to 82.58% of the principal amount at risk at maturity due to decreases in the value of the Underlying Stock

No participation in any increase in the price of the Underlying Stock, and the Redemption Amount at maturity will not exceed the Original Offering Price per unit

Payments on the notes, including the payment of the Redemption Amount at maturity, are subject to the credit risk of Bank of America Corporation

No listing on any securities exchange

Enhanced Income

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012

Summary

The Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012 (the “notes”), are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide quarterly interest payments. As described in more detail below, if the Ending Value of the Underlying Stock (as defined below) is at or above the Threshold Value, you will receive on the maturity date the Original Offering Price per unit. If the Ending Value of the Underlying Stock is less than the Threshold Value, the amount you will receive on the maturity date (the “Redemption Amount”) will be less than the Original Offering Price per unit and will be based on the percentage decrease in the price of the Underlying Stock from the Starting Value to the Ending Value. Investors must be willing to forgo participation in possible increases in the price of the Underlying Stock and accept a Redemption Amount at maturity that is limited to the Original Offering Price of the notes. Investors must also be willing to accept a Redemption Amount that is less, and potentially significantly less, than the Original Offering Price if the Ending Value is less than the Threshold Value.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the product supplement Coupon-Bearing Notes-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of Deere & Company (the “Underlying Company”) (NYSE symbol: DE)
Starting Value:	71.38, the Volume Weighted Average Price on the pricing date.
Volume Weighted Average Price:

The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges

Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier
Valuation Date:

November 29, 2012, subject to postponement as described on page S-25 of product supplement Coupon-Bearing Notes-1 if it is determined that the scheduled Valuation Date is not a trading day or if a Market Disruption Event occurs on the scheduled Valuation Date.

Interest:

The notes will bear interest at the rate of 11.00% of the Original Offering Price per year. We will pay interest on the notes quarterly in cash in arrears on March 6, 2012, June 6, 2012, September 6, 2012, and the maturity date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Threshold Value:	58.95 (82.58% of the Starting Value, rounded to two decimal places)
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-31 of product supplement Coupon-Bearing Notes-1.
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-5.

Redemption Amount Determination

In addition to interest payable, on the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) determined as follows:

Coupon-Bearing Notes	TS-2

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012

Hypothetical Redemption Amounts

Set forth below are three hypothetical examples of Redemption Amounts calculations. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Ending Value, and term of your investment. These hypothetical examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 82.58 (equal to 82.58% of the Starting Value);

3)	the term of the notes from November 30, 2012 to December 6, 2013; and

4)	interest payable quarterly in arrears at the rate of 11.00% of the Original Offering Price per unit per annum.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 71.38. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section, beginning on page TS-6.

Example 1

The Ending Value is 105.00 (105% of the Starting Value)

The Ending Value of the Underlying Stock is greater than the Starting Value and the Threshold Value. Because the Ending Value is greater than or equal to the Threshold Value, the Redemption Amount per unit on the maturity date will be equal to $10.000. You will receive the quarterly interest payments, but you will not participate in the increase in the value of the Underlying Stock.

Example 2

The Ending Value is 96.00 (96% of the Starting Value)

The Ending Value of the Underlying Stock is less than the Starting Value, but is greater than the Threshold Value. Because the Ending Value is greater than or equal to the Threshold Value, in addition to the quarterly interest payments, the Redemption Amount per unit on the maturity date will be equal to $10.000.

Example 3

The Ending Value is 80.00 (80% of the Starting Value)

The Ending Value of the Underlying Stock is less than the Threshold Value. You will receive the quarterly interest payments. However, you will have downside exposure to the percentage decrease of the value of the Underlying Stock below the Threshold Value. The Redemption Amount per unit will equal:

$10 –	[	$10 ×	(82.58 – 80.00)	]	= $9.742
100.00

On the maturity date, you will receive the Redemption Amount per unit of $9.742.

Summary of the Hypothetical Examples	Example 1	Example 2	Example 3

	The Ending Value is greater than or equal to the Starting Value and the Threshold Value	The Ending Value is less than the Starting Value and greater than or equal to the Threshold Value	The Ending Value is less than the Threshold Value

Starting Value	100.00	100.00	100.00

Ending Value	105.00	96.00	80.00

Threshold Value	82.58	82.58	82.58

Interest Rate (per annum)	11.00%	11.00%	11.00%

Redemption Amount per Unit	10.000	10.000	9.742

Total Return of the Underlying Stock(1)	7.34%	-1.66%	-17.66%

Total Return on the Notes(2)	11.28%	11.28%	8.70%

(1)	The total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;

(b)	a constant dividend yield of 2.28% per annum; and

(c)	no transaction fees or expenses.

(2)	The total return on the notes includes interest paid on the notes from November 30, 2012 to December 6, 2012, the term of the notes.

Coupon-Bearing Notes	TS-3

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement Coupon-Bearing Notes-1 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment will result in a loss if the Ending Value is less than the Threshold Value; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the return represented by the periodic interest payments over the term of the notes.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	You will have no opportunity to participate in possible increases in the price of the Underlying Stock because the Redemption Amount cannot exceed the Original Offering Price.

▪	Your investment return, if any, may be less than a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-5. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for your notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Underlying Stock.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will not have the rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates of the Underlying Stock may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the Underlying Company may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments for Notes Linked to Underlying Stocks” beginning on page S-31 of product supplement Coupon-Bearing Notes-1.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-46 of product supplement Coupon-Bearing Notes-1.

Coupon-Bearing Notes	TS-4

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing price of the Underlying Stock on the Valuation Date will be greater than or equal to the Threshold Value.

▪	You seek interest payments on your investment.

▪

You are willing to accept that the maximum return on the notes is limited to the sum of the quarterly interest payments, and that you will have no opportunity to participate in possible increases in the price of the Underlying Stock.

▪

You accept that your investment will result in a loss, which could be significant, if the closing price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the closing price of the Underlying Stock on the Valuation Date will be less than the Threshold Value.

▪	You anticipate that the price of the Underlying Stock will increase from the Starting Value to the Ending Value and seek to participate in that increase.

▪	You seek 100% principal protection or preservation of capital.

▪	In addition to interest payments, you seek an additional return at a premium above the principal amount of the notes.

▪	You seek to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Terms of the Notes

The following provisions supplement and supersede certain provisions of product supplement Coupon-Bearing Notes-1:

Anti-Dilution Adjustments

The calculation agent may adjust the Price Multiplier and other terms of the notes as described beginning on page S-32 of the product supplement, in the section “Description of the Notes—Anti-Dilution Adjustments.” Following the occurrence of an event that results in such an adjustment, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending upon the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about the adjustment.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We will deliver the notes against payment therefor in New York, New York on a date that is more than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and other conflicts of interest, see “Risk Factors—General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-22 of product supplement Coupon-Bearing Notes-1.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Coupon-Bearing Notes	TS-5

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. The Underlying Company manufactures and distributes a range of agricultural, construction and forestry, and commercial and consumer equipment. The Underlying Company supplies replacement parts for its own products and for those of other manufacturers and also provides product and parts financing services.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC CIK number 315189. We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on The New York Stock Exchange under the symbol “DE”.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2006 through the pricing date. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease to a value that is less than the Threshold Value.

		High ($)	Low ($)
2006	First Quarter	39.89	34.00
	Second Quarter	45.67	38.65
	Third Quarter	42.39	34.34
	Fourth Quarter	49.07	41.80

2007	First Quarter	57.98	45.45
	Second Quarter	62.15	52.24
	Third Quarter	74.21	58.55
	Fourth Quarter	93.12	70.76

2008	First Quarter	94.69	76.40
	Second Quarter	93.35	71.38
	Third Quarter	73.47	47.76
	Fourth Quarter	46.30	28.77

2009	First Quarter	45.99	24.83
	Second Quarter	47.05	34.26
	Third Quarter	46.31	35.31
	Fourth Quarter	56.59	41.13

2010	First Quarter	61.96	48.96
	Second Quarter	62.21	54.78
	Third Quarter	73.61	54.50
	Fourth Quarter	84.46	68.57

2011	First Quarter	96.89	83.02
	Second Quarter	99.24	78.53
	Third Quarter	86.44	64.57
	Fourth Quarter (through the pricing date)	78.67	61.72

Coupon-Bearing Notes	TS-6

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as income-bearing single financial contracts linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive the stated periodic interest payments as well as, at maturity, an amount in cash linked to the value of the Underlying Stock.

•

Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to you, and, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-46 of product supplement Coupon-Bearing Notes-1, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as income-bearing single financial contracts linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive the stated periodic interest payments as well as, at maturity, an amount in cash linked to the value of the Underlying Stock. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute income-bearing single financial contracts linked to the Underlying Stock for U.S. federal income tax purposes. If the notes do not constitute income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement Coupon-Bearing Notes-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” beginning on page S-46 of product supplement Coupon-Bearing Notes-1 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Stated Periodic Interest Payments. Although the U.S. federal income tax treatment of the stated periodic interest payments on the notes is uncertain, we intend to take the position, and this discussion assumes, that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined in product supplement Coupon-Bearing Notes-1) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the notes are properly characterized and treated as income-bearing single financial contracts linked to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued stated periodic interest payments, which would be taxed as described above under “– Stated Periodic Interest Payments”) and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-46 of product supplement Coupon-Bearing Notes-1.

Coupon-Bearing Notes	TS-7

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the notes offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Coupon-Bearing Notes	TS-8

Coupon-Bearing Notes Linked to the Common Stock of Deere & Company, due December 6, 2012

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement Coupon-Bearing Notes-1 dated August 2, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510173973/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Coupon-Bearing Notes	TS-9